UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2016

 CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(d)           On October 10, 2016, the board of directors (the “Board”) of Caladrius Biosciences, Inc. (the “Company”) increased the size of the Board from eight to nine and appointed Dr. Gregory B. Brown, M.D., as a member of the Company’s Board effective immediately, to fill the newly created directorship and to hold office in accordance with the Company’s By-laws until his successor is duly elected and qualified. Dr. Brown will serve as chairman of the Audit Committee of the Board and as a member of the Nominating and Governance Committee of the Board.

As a non-employee director, Dr. Brown is entitled to receive cash compensation and grants of stock options or other equity awards in accordance with the arrangements in effect for non-employee directors of the Company and its committees. In connection with his appointment to the Company’s Board and the Audit Committee and the Nominating and Governance Committee of the Board, Dr. Brown will receive (i) a grant of 2,500 shares of the Company’s common stock and (ii) a grant of options to purchase up to 4,150 shares of the Company’s common stock, at an exercise price of $4.66 per share, such options and Common Stock to vest in equal annual installments over a three-year period beginning on the first anniversary of the grant date.

There are no arrangements or understandings between Dr. Brown and any other person pursuant to which he was selected as a member of the Board. The Company is not aware of any transaction in which Dr. Brown has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, PhD
Title:	Chief Executive Officer

Dated:    October 12, 2016